                                                                EXHIBIT 3.5


                                    RESTATED

                            ARTICLES OF INCORPORATION

                                       OF

                                  TRISAR, INC.

L. Randall Harris and Edgar Alan Shook certify that:

1. They are the President and the Secretary, respectively, of TRISAR, INC., a California corporation.

2. The Articles of Incorporation of this Corporation are hereby amended and restated as follows:


                                      NAME

         FIRST:   The name of this corporation is:


                                  TRISAR, INC.


                               PURPOSES AND POWERS

         SECOND: The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the business of a bank or trust company or the practice of a profession permitted to be incorporated under the California Corporations Code.

                                      STOCK

         THIRD: This corporation is authorized to issue only one class of shares of stock having a total number of 10,000 shares and zero value per share.

                               DIRECTOR LIABILITY

         FOURTH: The liability of the directors of this corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

                            INDEMNIFICATION OF AGENTS

FIFTH: This Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) for breach of duty to the Corporation and its stockholders through bylaw provisions or through agreements with the agents, or both, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject to the limits on such excess indemnification set forth in Section 204 of the California Corporations Code.

3. The foregoing amendment and restatement of Articles of Incorporation has been duly approved by the Board of Directors.

4. The foregoing amendment and restatement of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 of the Corporations Code. The total number of outstanding shares of the Corporation is Two Hundred Sixty Six One Hundredths (266.66). The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was two-thirds (2/3).

We further declare under penalty of perjury under the laws of the State of California that the matters set forth herein are true and correct of our own knowledge.

DATED:  2/2/89                         /s/ L. Randall Harris
       --------                        -----------------------------------------
                                       L. RANDALL HARRIS, President



                                       /s/ Edgar Allen Shook
                                       -----------------------------------------
                                       EDGAR ALAN SHOOK, Secretary











                                             [seal of the Secretary of
                                                 State, California]